EXHIBIT 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisks denote omissions.

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Research Collaboration Agreement

Research Collaboration Agreement (“Agreement”), dated October 18, 2016 (the “Effective Date”), between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and Cerulean Pharma Inc. (“Cerulean”).  Novartis and Cerulean are each separately referred to as a “Party” and are collectively referred to as the “Parties”.

BACKGROUND

Whereas, Cerulean is a biopharmaceutical company, which has developed a proprietary Dynamic Tumor Targeting™ platform technology to enable the research and development of nanoparticle-drug conjugate therapeutics that improve the therapeutic index of drugs;

Whereas, Novartis possesses expertise in researching, developing, manufacturing, marketing, and selling pharmaceutical products; and

Whereas, the Parties wish to collaborate with the goal of using Cerulean’s Dynamic Tumor Targeting™ platform technology to discover, develop and commercialize nanoparticle-drug conjugate therapeutics directed to targets selected by Novartis using compounds provided by Novartis.

In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions; Interpretation

Section 1.1Definitions; Interpretation.

“Accounting Standards” means, with respect to Cerulean, US GAAP (United States Generally Accepted Accounting Principles), and, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (i.e., IFRS or US GAAP).

“Additional Designated Target” has the meaning set forth in Section 2.3.2.

“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a

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general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity.  The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.

“Agreement” has the meaning set forth in the preamble, and will include, for the avoidance of doubt, all Exhibits attached hereto.

“Agreement Term” has the meaning set forth in Section 10.1.

“Alliance Manager” has the meaning set forth in Section 2.2.7.

“Annual Maintenance Fee” has the meaning set forth in Section 5.1.2.

“API” has the meaning set forth in Section 2.1.1(a).

“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority, including any rules, regulations, guidelines, or other requirements of Regulatory Authorities.

“Approval Milestone” has the meaning set forth in Section 5.4.3.

“Auditor” has the meaning set forth in Section 5.8.2.

“Blocked Target” means a proposed Designated Target that Cerulean can demonstrate [**].

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to be closed, as the case may be, at the location where the relevant activity is to be performed by the Parties or their Affiliates.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means a period of twelve consecutive calendar months ending on December 31.

“Cerulean Background Intellectual Property” means Intellectual Property Rights (other than rights to the Collaboration Intellectual Property) Controlled by Cerulean or its Affiliates now or during the Agreement Term (but excluding any Intellectual Property Rights held by a Third Party who engages in a Change of Control) that are necessary or useful for the research, Development, and Commercialization of a Licensed Product and that are Controlled by Cerulean.

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“Cerulean Sole Collaboration Intellectual Property” has the meaning set forth in Section 3.1.1.

“Cerulean Indemnitee” has the meaning set forth in Section 8.2.

“cGCP” means current good clinical practice as required by the FDA and all applicable FDA rules, regulations, orders and guidance, and the requirements with respect to current good clinical practices prescribed by the European Community and the ICH Guidelines.

“cGLP” means current good laboratory practice as required by the FDA under 21 CFR Part 58 and all applicable FDA rules, regulations, orders and guidance, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines.

“cGMP” means current good manufacturing practices as required by the FDA under provisions of 21 CFR Parts 210 and 211 and all applicable FDA rules, regulations, orders and guidance, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003.”

“Chair” has the meaning set forth in Section 2.2.4.

“Change of Control” means any of the following events: (a) a Third Party becomes the beneficial owner, directly or indirectly, of more than 50% of Cerulean’s outstanding voting stock; (b) Cerulean consolidates with or merges into a Third Party, and as a result of such merger or consolidation, the holders of all of the outstanding voting stock of Cerulean prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity (or its parent entity in such merger or consolidations) after the merger or consolidation; or (c) Cerulean assigns, licenses, conveys, transfers, or leases all or substantially all of its assets to a Third Party.

“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses, of any nature whatsoever.

“Collaboration” means the collective research and related activities contemplated by this Agreement and the Research Plans.  Subject to Section 2.3.3, the Collaboration will consist of up to five Programs.

“Collaboration Intellectual Property” means all Intellectual Property Rights created, conceived of, and/or reduced to practice by either of the Parties separately or jointly by the Parties, their Affiliates, or its or their employees, agents, or subcontractors in the conduct of the Collaboration.  For the avoidance of doubt, Intellectual Property Rights created, conceived of, and/or reduced to practice outside of the Collaboration, including research, development, manufacturing, and commercialization activities relating to pharmaceutical products conducted after the Research Term has been completed or those that are conducted outside of the scope of the activities contemplated by the Research Plans will not constitute Collaboration Intellectual Property.

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“Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a Licensed Product, and activities directed to obtaining pricing approvals and medical affairs activities, as applicable.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party, the use of reasonable, diligent, good faith efforts and resources to accomplish such objective, as such Party or its Affiliates would normally use to accomplish a similar objective under similar circumstances, it being understood that, with respect to the research, manufacture, Development, or Commercialization of Licensed Product, such efforts and resources shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, with similar market and economic potential as the relevant Licensed Product and at a similar stage in its Development or product life as the relevant Licensed Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, applicable intellectual property rights, the likelihood of Regulatory Approval of the relevant Licensed Product and its alternatives, and the actual or anticipated profitability of the relevant Licensed Product, and other relevant factors commonly considered by the Party in similar circumstances.  It is anticipated that the level of effort required to constitute “Commercially Reasonable Efforts” may change over time.

“Commercial License” has the meaning set forth in Section 3.2.1.

“Commercial License Practice Notice” has the meaning set forth in Section 3.2.2.

“Contingent Development Term” means, on a Program-by-Program basis, the time period commencing on the date that the relevant Designated Target is added to the Collaboration as a Program (for the Initial Designated Target, the Effective Date), and expiring on:

(a) the expiration of the Research Term (including any extensions thereto pursuant to Section 2.1.2) of the relevant Program, unless Novartis elects to pay the Annual Maintenance Fee with respect to such Program;

(b) such date as Novartis elects to cease to pay or fails to pay the Annual Maintenance Fee for such Program in accordance with Section 5.1.2; or

(c)such date as Novartis delivers the Commercial License Practice Notice to Cerulean.

“Commercial Rights Fee” has the meaning set forth in Section 5.3.

“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.

“[**]” means [**].

“Designated Target(s)” has the meaning set forth in Section 2.3.2.

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“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of INDs and MAAs, interactions with Regulatory Authorities, as well as related medical affairs, as well as manufacturing process development, production and distribution of clinical supply materials.

“Development Milestone” has the meaning set forth in Section 5.4.3.

“Disclaiming Party” has the meaning set forth in Section 3.3.1(c).

“Discontinuation Notice” has the meaning set forth in Section 3.3.1(c).

“Exclusively Licensed Intellectual Property” has the meaning set forth in Section 3.2.1.

“Exclusively Licensed Patent Rights” means the portion of the Exclusively Licensed Intellectual Property consisting of Patent Rights.

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product, and country-by-country basis, the first commercial sale in an arms’-length transaction of a Licensed Product to a Third Party by Novartis or its Affiliates in such country following receipt of applicable Regulatory Approval of such Licensed Product in such country.  For clarity, the First Commercial Sale shall not include (a) any distribution or other sale solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies, in each case where the Licensed Product is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any markup); or (b) any sale by a Party to its Affiliates, sublicensees, or for the purpose of further distribution.

“FDA” means the U. S. Food and Drug Administration or any successor entity thereto.

“FPFD” means first patient, first dose.

“FTE Rate” means a rate of USD$[**] per FTE (as defined herein) per annum based on the yearly time of one of Cerulean’s full-time equivalent Qualified Scientific Personnel during the Research Term, consisting of a total of [**] hours per annum (“FTE”), to be pro rated on a daily basis if necessary, such rate to be restricted to scientific work related directly to the Collaboration and will exclude managerial, legal, business development, and alliance management activities.  For the purpose of this definition, a “Qualified Scientific Personnel” means a scientist with [**].

“Generic Equivalent” means, as to a Licensed Product, any product (including a “generic product”) approved by way of an Abbreviated New Drug Application by the FDA (or equivalent regulatory mechanism for another Regulatory Authority), in each case, that is sold by a Third Party that is not a sublicensee of Novartis or any of its Affiliates and that has not otherwise been authorized by Novartis or any of its Affiliates,

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(a)under a Regulatory Approval granted by a Regulatory Authority to such Third Party that is based upon or relies upon the Regulatory Approval granted by such Regulatory Authority for such Licensed Product; or

(b)

(i) in the United States, as a “therapeutically equivalent,” “comparable” or “interchangeable” product, as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” or any other definitions set forth in the Applicable Law or FDA regulations; or

(ii)outside the United States, meeting such equivalent determination by the applicable Regulatory Authorities, in each case, as is necessary to permit a pharmacist or other individual authorized to dispense pharmaceuticals under Applicable Law to substitute one product for another product in the absence of specific instruction from a physician or other authorized prescriber under Applicable Law.

“GLP Toxicology Study” means a toxicology study conducted in animals in accordance with cGLP.

“Government Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality, or other political subdivision thereof.

“ICC” has the meaning set forth in Section 9.2.2.

“IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of a Licensed Product in any other country or group of countries, as defined in the Applicable Laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Indemnification Claim Notice” has the meaning set forth in Section 8.3.2.

“Indemnified Party” has the meaning set forth in Section 8.3.2.

“Indemnifying Party” has the meaning set forth in Section 8.3.2.

“Initial Designated Target” has the meaning set forth in Section 2.3.1.

“Insolvency Event” means:

(a)a Party ceases to function as a going concern by suspending or discontinuing its business either as a whole or with respect to the portion of Cerulean’s business to which this Agreement relates;

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(b) a Party becomes insolvent (i.e., is generally unable to pay its debts as they become due);

(c) a Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against that Party (except for involuntary bankruptcy proceedings that are dismissed within 90 days);

(d) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for a Party;

(e) a Party proposes or makes any general assignment, composition, or arrangement with or for the benefit of all or the substantial majority of its creditors; or

(f)a Party makes or suspends or threatens to suspend making payments to all or the substantial majority of its creditors.

“Intellectual Property Rights” means Patent Rights and Know How.

“Invoice” means an invoice containing the same information as the sample invoice included as Exhibit A-1 for Milestones #1, and 2, FTE Payments, and Technology Transfer payments and Exhibit A-2 for Milestones #3, #4, and #5, any royalties, and any Sales Milestones.

“Joint Collaboration Intellectual Property” has the meaning set forth in Section 3.1.1.

“Joint Patent” has the meaning set forth in Section 3.3.1(c).

“Joint Patent Lead” has the meaning set forth in Section 3.3.1(c).

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2.1.

“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form.  Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates, and products, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.

“Licensed Product” means an NDC Product that

(a)is generated or discovered in the Collaboration or from subsequent research, Development, and Commercialization activities conducted by Novartis or its Affiliates; and

(b)either or both

(i) is claimed by a Valid Claim of a Patent Right included in Exclusively Licensed Intellectual Property, and/or

(ii) embodies Know How included in the Exclusively Licensed Intellectual Property.

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“Limited Research Purposes Licenses” means the licenses set forth in Section 3.1.2.

“Loss of Market Exclusivity” means, with respect to any Licensed Product in any country, the following has occurred:

(a) the Net Sales of such Licensed Product in that country in any Calendar Year are less than [**]% as compared with the Net Sales in that country in the Calendar Year immediately preceding the marketing or sale of the first Generic Equivalent; and

(b) the decline in such sales is attributable in material part to the marketing or sale in such country of one or more Generic Equivalent.

“MAA” means a Marketing Authorization Application for authorization to market and sell a Licensed Product in a specified territory.

“Materials” means any materials provided or transferred by one Party or its Affiliates to the other Party or its Affiliates in connection with the Collaboration.  In the case of biological Materials, the term will encompass any medium in which the Materials are provided, any parts of the Materials (including any reproductive, genetic [DNA or RNA] or other replicable parts), any modified or unmodified progeny of or descendant from the Materials (including embryos, plasmid from plasmid, virus from virus, cell from cell or organism from organism), including any immediate or remote progeny of or descendant from the Materials containing the same genotype or genetic mutation or lesion as the Materials or being a functional equivalent of the Materials, any substance which constitutes a functional sub-unit or an expression product of the Materials (including sub-clones of plasmids, sub-clones of unmodified cell lines, purified or fractionated sub-sets of the Materials, proteins expressed by DNA/RNA, monoclonal antibodies secreted by a hybridoma or other type of cell line, or sub-sets of the Materials such as plasmids or vectors contained therein) and any cells, tissue, blood or blood derivative (e.g. plasma, serum, blood cells) from any animal used in any in vivo study or in vitro study conducted under a Research Plan.

“Milestone” has the meaning set forth in Section 5.4.1.

“Milestone Payments” has the meaning set forth in Section 5.4.1.

“NDC Product” means a therapeutic, diagnostic, prophylactic, or palliative nanoparticle-drug conjugate being researched or Developed as part of a Program (including Program activities conducted by Novartis and its Affiliates following the Research Term) that is focused on the creation of a product for use in humans.

“Net Sales” means the net sales recorded by Novartis or any of its Affiliates, licensees (excluding distributors and wholesalers) for any Licensed Product sold to Third Parties (other than licensees), as determined in accordance with the Accounting Standards as consistently applied, less a deduction of [**]% for direct expenses related to the sales of Licensed Product, distribution and warehousing expenses, and uncollectible amounts on previously sold Licensed Products.  The deductions booked on an accrual basis by Novartis and its Affiliates under the Accounting Standards to calculate the recorded net sales from gross sales include the following:

(a)	normal trade and cash discounts;

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(b)amounts repaid or credited by reasons of defects, rejections, recalls, or returns;

(c)rebates and chargebacks to customers and third parties (including Medicare, Medicaid, Managed Healthcare, and similar types of rebates);

(d)any amounts recorded in gross revenue associated with goods provided to customers for free;

(e)amounts provided or credited to customers through coupons and other discount programs;

(f)delayed ship order credits, discounts, or payments related to the impact of price increases between purchase and shipping dates; and

(g)fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(h)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with the Accounting Standards.

With respect to the calculation of Net Sales:

(i)Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Novartis and its Affiliates, licensees will be disregarded for purposes of calculating Net Sales;

(ii)if a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the Accounting Standards are met; and

(iii)if a Licensed Product is sold in a finished dosage form containing a Licensed Product, as applicable, in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, X/(X+Y) where X is the weighted (by sales volume) average net sale price in the relevant country of the Licensed Product as the sole active ingredient in finished form, and Y is the weighted average net sale price (by sales volume) in that country of the pharmaceutical product(s) containing the other component(s) as the sole active ingredient(s) in finished form.  Regarding prices comprised in the weighted average net sale price when sold separately, if these are available for different dosages from the dosages of the Licensed Product and other active ingredient components that are included in the Combination Product, then Novartis will be entitled to make a proportional adjustment to such prices in calculating the Royalty-bearing Net Sales of the Combination Product.  If the weighted average net sale price cannot be determined for the Combination Product, the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

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“Novartis Indemnitee” has the meaning set forth in Section 8.1.

“Novartis Sole Collaboration Intellectual Property” has the meaning set forth in Section 3.1.1.

“Party” and “Parties” has the meaning set forth in the preamble.

“Patent Rights” means patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof or substantial equivalents in any country (collectively, “Patents”), and any applications or provisional applications for any of the foregoing (“Patent Applications”) and including the right to claim all benefits and priority rights to any Patent Applications under any applicable convention.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Personal Information” has the meaning set forth in Section 2.7.

“Phase 1 Trial” means a phase 1 clinical study of an investigational Licensed Product in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 CFR §312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents, and a Phase 1 Trial shall be deemed commenced upon FPFD.

“Phase 2b Trial” means a controlled phase 2b clinical study carried out prior to the initiation of pivotal Phase 3 Trials (described below) that is intended to be the definitive dose range finding study in patients with efficacy as primary endpoint, as well as safety, initiated after determination of the recommended phase 2 dose of the relevant Licensed Product, that will evaluate the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study, as well as to collect further adverse effects and safety data to assess the risks associated with the pharmaceutical product, and further pharmacokinetic data.  The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 2b Trial shall be deemed commenced upon FPFD.

“Phase 3 Trial” means a clinical study of an investigational product in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 CFR §312.21, or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Trial shall be deemed commenced upon FPFD.

“Poly-Tech Transfer” has the meaning set forth in Section 2.6.1.

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“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed).

“Program” means the separate Collaboration activities directed to each of the individual Designated Targets.  For the avoidance of doubt, and consistent with Section 2.3.3, each Program shall focus on one, and only one, Designated Target.

“Proprietary Information” means all Know How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s or its Affiliate’s technology, products, services, business information, or objectives, that is treated as confidential by the disclosing Party or its Affiliates in the regular course of its business or is otherwise designated as confidential by the disclosing Party or its Affiliates, whether existing before or after the Effective Date, that is provided or supplied to the other Party or its Affiliates in connection with this Agreement or the Collaboration.  For the avoidance of doubt, the terms of this Agreement will be deemed to be the Proprietary Information of both Parties.

“Qualified Commercial Entity” means a company in the business of developing and commercializing pharmaceuticals that, together with its affiliates, during the most recently ended Calendar Year as of the date of a relevant assignment or sublicense as described in this Agreement, had aggregate pharmaceutical sales revenue in excess of [**] dollars (USD$[**]).

“Regulatory Approval” means, with respect to a pharmaceutical product in any country or jurisdiction, any approval, registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is reasonably necessary to market and sell a pharmaceutical product or to provide a service in such country or jurisdiction (including, e.g., any applicable pricing and reimbursement approvals).

“Regulatory Authority” means any Governmental Authority responsible for authorizing or approving the marketing and/or sale of pharmaceutical products or services in a jurisdiction (e.g., the FDA, EMA, the Japanese Ministry of Health, Labor and Welfare, and corresponding national or regional regulatory agencies or organizations).

“Regulatory Filing” means, with respect to any pharmaceutical product or service, any submission to a Regulatory Authority of any appropriate regulatory application, and will include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.

“Researchers” has the meaning set forth in Section 7.1(f).

“Research Plans” means, collectively and without distinction, the written research and work plan for each of the various Programs.

“Research Purposes” means the Practice of Intellectual Property Rights in connection with the research and pre-clinical development of therapeutic, diagnostic, prophylactic, or palliative products, but will not include the right to Practice in connection with human clinical trials or Commercialization.

“Research Term” has the meaning set forth in Section 2.1.2.

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“Royalty Term” means, with respect to each Licensed Product, the period commencing on the First Commercial Sale of such Licensed Product in a specified jurisdiction until the later of

(a)the expiration of the last to expire Valid Claim of the Patent Rights included in the Exclusively Licensed Intellectual Property that, but for the licenses granted in this Agreement, would be infringed by the Commercialization of such Licensed Product in such jurisdiction; or

(b)ten years from the First Commercial Sale of such Licensed Product in such jurisdiction.

For the avoidance of doubt, the length of the Royalty Term will be determined on a jurisdiction-by-jurisdiction basis.

“Sales & Royalty Report” means a written report or reports showing each of:

(a)Net Sales, on a jurisdiction-by-jurisdiction basis, during the reporting period by Novartis and its Affiliates and sublicensees; and

(b)the royalties payable, in United States Dollars, which will have accrued hereunder with respect to such Net Sales.

“Sales Milestone” has the meaning set forth in Section 5.5.1.

“Sales Milestone Payment” has the meaning set forth in Section 5.5.1.

“Secretary” has the meaning set forth in Section 2.2.4.

“Senior Officers” means the Chief Executive Officer of Cerulean and the President, Novartis Institutes of Biomedical Research.

“Specific NDC Product Tech Transfer” has the meaning set forth in Section 2.6.1.

“Technology Transfer” has the meaning set forth in Section 2.6.1.

“Third Party” means any Person other than Cerulean or Novartis and their respective Affiliates.

“Third Party Infringement” has the meaning set forth in Section 3.3.2.

“Valid Claim” means a

(a)claim of an issued and unexpired Patent included within the Collaboration Intellectual Property or the Cerulean Background Intellectual Property that (in either case)

(i)covers the Practice of the relevant Licensed Product in the relevant jurisdiction;

(ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction; and

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(iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or

(b) a claim included in a patent application that

(i)would cover the practices of the relevant Licensed Product in the relevant jurisdiction if such claim was to issue; and

(ii)has not been cancelled, withdrawn or abandoned, nor been pending for more than [**] years from the earliest filing date to which such patent application or claim is entitled.

Section 1.2Rules of Interpretation.

In this Agreement, unless otherwise specified:

(a)“includes” and “including” will mean including without limitation, and “or” will mean “and/or”;

(b)a reference to an Article of this Agreement includes all Sections in such Article, and a reference to a Section of this Agreement includes all subsections of that Section;

(c)“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(d)a “Party” includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(e)a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or provision as the same may be amended or re-enacted from time to time after the Effective Date;

(f)words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(g)except where otherwise indicated, references to a “license” will include “sublicense” and references to a “licensee” will include “sublicensee”, unless the context otherwise provides;

(h)the Exhibits form part of the operative provision of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits;

(i)the headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement; and

(j)the terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement will not be construed in favor of or against any Party by reason of the extent to which either Party participated in the preparation of this Agreement.

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Article II

Research Collaboration

Section 2.1Scope and Governance of Collaboration.

2.1.1Research Obligations.  During the Research Term, each of the Parties will use Commercially Reasonable Efforts to conduct the research and pre-clinical Development activities assigned to it in the relevant Research Plans, which will be divided into Programs directed to each of the Designated Targets.  Without limiting the generality of the foregoing, the Parties will undertake joint pre-clinical research and development activities to research and pre-clinically Develop NDC Products for therapeutic use, including the following activities, all as set forth more fully in the relevant Research Plan:

(a) Novartis will supply Cerulean with sufficient quantities of Novartis’ selected compounds and any other agreed upon active pharmaceutical ingredients (“API”) for Cerulean to perform its responsibilities under the various Research Plans;

(b)Novartis will provide its expertise with respect to the Novartis APIs, the Designated Targets, and certain other aspects of the Collaboration, including linkers and linker design, to the extent reasonably necessary to support Cerulean’s effort to create NDC Products;

(c)Cerulean will design, synthesize, characterize, and supply NDC Products in sufficient quantities for the activities agreed upon in the Research Plan;

(d)Cerulean will conduct in vitro release characterization studies and, at Novartis’ election (subject to Section 5.2.3), additional preclinical studies of the NDC Products; and

(e)Novartis will perform additional preclinical studies to characterize the NDC Products, including target biology, pharmacokinetics, pharmacodynamics, efficacy, tolerability, and IND-enabling studies.

2.1.2Research Term.  Unless terminated in accordance with Section 10.2 or Section 10.3, the Collaboration will commence on the Effective Date and expire on the second anniversary of such date (the “Research Term”); provided, however, that Novartis may extend the Research Term by up to two additional one year periods, so long as notice of such extension is given at least 90 days prior to the expiration of the then applicable Research Term.  The Parties acknowledge that the Research Term may be extended on a Program-by-Program basis, and the number of FTEs necessary for such extension terms may be less than the number of FTEs contemplated during the initial Research Term; provided, however, that in no event will any extension of the Research Term result in Novartis agreeing to less than [**] FTEs of research funding per additional year of the Research Term.  The JSC will review and approve the revised Research Plans for any Programs affected by the extended Research Term.

2.1.3Information Sharing. Without limiting any other obligations set forth in this Agreement, at all times during the Research Term, each Party will keep the other Party reasonably and timely informed as to its Collaboration research efforts and any results.

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Section 2.2Collaboration Governance; Addition of Designated Targets.

2.2.1Establishment and Powers of the Joint Steering Committee.  Not later than [**] days after the Effective Date, the Parties will establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”).  The JSC will have responsibility for the overall management and oversight of the Collaboration, resource allocation, and general alliance management.  Specifically, prior to the payment of the Commercial License Fee with respect to a Program, the JSC will have responsibility for:

(a)establishing mutually acceptable Research Plans (including personnel and materials budgets) for each of the Programs;

(b)revising and updating the Research Plans for each of the Programs;

(c)coordinating research activities for the Collaboration;

(d)facilitating communications between the Parties with respect to Collaboration activities;

(e)coordinating intellectual property activities relating to inventions arising from the Collaboration;

(f)coordinating publication activities relating to results arising from the Collaboration; and

(g)informally resolving disagreements between the Parties; and

(h)such other matters that are within the scope of the JSC’s powers, as either Party requests be reviewed and considered by the JSC.

2.2.2JSC Term; Limitations on JSC Powers.  The JSC will terminate on the later of the expiration of the Research Term or the completion of Technology Transfer Activities requested by Novartis.  The JSC will have no authority to:

(a)amend or modify this Agreement or waive compliance with this Agreement;

(b)make decisions that conflict with the terms and conditions of this Agreement;

(c)financially obligate Cerulean without its consent in excess of the amounts contemplated by this Agreement without granting to Cerulean a right to reimbursement of such amounts; or

(d)obligate Novartis without its consent in excess of the amounts set forth in this Agreement.

Notwithstanding anything to the contrary (including, for the sake of clarity, Section 2.2.1(g)), the JSC will have no authority to resolve disputes between the Parties regarding their respective rights and obligations under the Agreement.

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2.2.3JSC Membership.  The JSC will be comprised of three representatives from each of the Parties (unless the Parties otherwise agree in writing). Either Party may replace its respective JSC representatives at any time upon prior written notice to the other Party.  If a JSC member from either Party is unable to attend or participate in a JSC meeting, the Party who designated that representative may designate a substitute JSC representative for the meeting in its sole discretion upon prior written notice to the other Party. The Alliance Managers appointed by each of the Parties pursuant to Section 2.2.7 will be ex officio members of the JSC.  With the consent of the other Party, each Party may invite additional non-voting employees, consultants, and scientific advisors to attend any JSC meeting to discuss issues arising in the Collaboration, so long as any of those employees, consultants, or scientific advisors are subject to restrictions regarding the confidentiality and non-use of Proprietary Information no less restrictive than the provisions of Article VI.

2.2.4Chair and Secretary.  [**] will appoint one of its members to chair JSC meetings (the “Chair”).  The Chair will:

(a) ensure the orderly conduct of JSC meetings; and

(b) attend each JSC meeting (either in-person, by videoconference, or telephonically, unless otherwise expressly provided herein).

If the Chair is unable to attend or participate in a JSC meeting, [**] may designate a substitute Chair for the meeting in its sole discretion upon prior written notice to [**].  [**] will appoint one of its members to act as secretary for the JSC meetings (the “Secretary”).  The Secretary may, in [**] discretion, also serve the role of its Alliance Manager.  The Secretary will:

(i) prepare and issue written minutes of each meeting within [**] days thereafter accurately reflecting the discussions and decisions of that meeting; and

(ii) attend each JSC meeting (either in-person, by videoconference, or telephonically, unless otherwise expressly provided herein).

If the Secretary is unable to attend or participate in a JSC meeting, [**] may designate a substitute Secretary for the meeting in its sole discretion.

2.2.5Committee Meetings.

(a)The JSC will meet on a [**] basis during the Research Term (or as otherwise as agreed by the JSC) at locations and methods (i.e., in person, by videoconference, or telephonically) alternatively selected by Novartis and Cerulean, with [**] making the first such selection.

(b)Either Party may also call a special meeting of the JSC (by videoconference or teleconference) with at least [**] days’ prior written notice to the other Party if that Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting.

2.2.6JSC Decision Making.  Other than as set forth herein, in order to make any decision required of it hereunder, the JSC must have present (in person, by videoconference, or telephonically) at least two members (or his or her designees for that meeting) from each of the

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Parties.  The Parties will endeavor to make decisions where required of the JSC by consensus, with each Party having one vote. If the JSC cannot reach consensus, and subject to Section 2.2.2 above, any regulatory, safety, or clinical matters, and any matters relating to [**], will be decided by [**], and all other disputes will be escalated to the Senior Officers, in accordance with Section 9.1 (but without escalation to arbitration via Section 9.2), with [**] having the final decision-making right.

2.2.7Alliance Manager.  Each of the Parties will appoint a representative who possesses a general understanding of research matters to act as its alliance manager for the Collaboration (each, an “Alliance Manager”).  Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager upon written notice to the other Party.  Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC and for facilitating JSC meetings.  Each Alliance Manager will also be responsible for:

(a) providing a single point of communication and facilitating the flow of information;

(b) ensuring that the governance procedures and the rules set forth herein are complied with;

(c) identifying and raising disputes to the JSC for discussion in a timely manner;

(d) planning and coordinating internal and external communications in accordance with the terms of this Agreement; and

(e)planning and coordinating schedules for JSC meetings.

The Alliance Managers will be entitled to attend all JSC meetings.

2.2.8Day-to-Day Decision Making.  Each Party will retain day-to-day decision-making authority with respect to the research activities assigned to it in the Collaboration.

Section 2.3Initial Designated Target; Additional Designated Targets.

2.3.1Initial Designated Target.  The initial Program for the Collaboration will be directed toward [**]  (the “Initial Designated Target”).  Cerulean confirms that the Initial Designated Target is not a Blocked Target.

2.3.2Additional Designated Target.  From time to time, Novartis may propose additional Designated Targets for addition to the Collaboration as separate Programs.  Subject to Section 2.3.3, any proposed additional Designated Targets shall be included in the Collaboration as a separate Program unless Cerulean can demonstrate that the proposed Designated Target is a Blocked Target (each an “Additional Designated Target).  The Initial Designated Target, together with the Additional Designated Targets, are without distinction referred to as “Designated Targets”).  The Parties will mutually agree in the Research Plan on the definition and scope of each Designated Target, [**].  The identity of any proposed Designated Targets

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shall be deemed to be Novartis’ Proprietary Information and shall be subject to the obligations of confidentiality and non-use set forth in Section 6.1.

2.3.3Total Number of Designated Targets.  There will be at least one and not more than five Programs in the Collaboration.  For the avoidance of doubt,

(a)any proposed Designated Targets that are not accepted into the Collaboration because they are Blocked Targets (as set forth in Section 2.3.2) will not be counted toward that five Program limit;

(b)any Designated Target that Novartis elects to drop or ceases to research, Develop and/or Commercialize may not be substituted or replaced by another Designated Target; provided, however, that a Designated Target may be substituted or replaced (and will not count toward the five Designated Target limit) if Novartis makes an election (by written notice to Cerulean) to cease research on such Designated Target within [**] days after the delivery to Novartis of in vitro data relating to such Designated Target by Cerulean, in which case [**], and provided further that such [**] day period may be [**] and provided further that if [**] within [**] days of [**];

(c)if Novartis elects to research, Develop and Commercialize a Licensed Product that is directed to more than one target, each such target shall constitute a Designated Target hereunder, each counting towards the five Program limit;

(d)if Novartis replaces a Designated Target as described in Section 2.2.3(b), then

(i)the licenses under Section 3.1.2 and Section 3.2 will terminate with respect to such replaced Designated Target upon receipt of Novartis’ notice;

(ii)Cerulean’s obligations of target exclusivity set forth in Section 3.4 will terminate with respect to such replaced Designated Target upon receipt of Novartis’ notice; and

(iii)the Parties’ obligation of confidentiality and non-use set forth in Article VI will continue in full force and effect in accordance with that Article’s terms.

Section 2.4Research Plans.

2.4.1Initial Designated Target.  Within [**] days after the Effective Date, the JSC will agree upon Research Plan for the Initial Designated Target.

2.4.2Additional Designated Targets.  Within [**] days after designation of any additional Designated Targets (in accordance with Section 2.3.2), the JSC will agree upon a Research Plan for the relevant Program.

Section 2.5Material Transfer.

In the course of the Collaboration, each of the Parties and its Affiliates may from time to time transfer Materials to the other Party or its Affiliates.  Each Party will use the other Party’s Materials only

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(a)for the purpose of performing its obligations in the Collaboration and solely during the Research Term; and

(b) pursuant to the licenses and rights granted in this Agreement.

Each Party will use the other Party’s Materials in full compliance with all Applicable Laws and ethical principles and reasonable instructions provided by the supplying Party. Materials will be used solely for investigations under suitable containment conditions and will under no circumstances be administered to humans.  Materials will not be used, analyzed, or modified other than as necessary for the purpose of the Collaboration and pursuant to the receiving Party’s rights under this Agreement.  Materials are to be used and handled with caution and prudence at all times, since not all characteristics of the Materials are necessarily known.

Section 2.6Technology Transfer.

2.6.1Technology Transfer Generally.  Upon Novartis’ request, Cerulean will assist Novartis with commercially reasonable technology transfer to permit Novartis or its agent to manufacture and supply NDC Products for clinical and commercial use (“Technology Transfer”).  Technology Transfer will consist of (a) a one-time poly-NDC Product (i.e., applicable to all NDC Products) transfer of information (the “Poly-Tech Transfer”), and (b) transfer of information with respect to each specific NDC Product (each, a “Specific NDC Product Tech Transfer”).  All such Technology Transfer (and any Proprietary Information encompassed in any such Technology Transfer) shall be included in the licenses to Cerulean’s Know How as set forth in Section 3.1 and Section 3.2.

2.6.2Scope of Technology Transfer.  Technology Transfer shall include disclosure of Cerulean’s Know-How pertaining to the formulation, manufacture and Development of the NDC Products and any other data, information and documents known to Cerulean which may be necessary or useful to Novartis to Develop or Commercialize the NDC Products and/or Licensed Products and practice the licenses granted hereunder efficiently.  Without limiting the foregoing, Cerulean will deliver to Novartis (or its designee) all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to the relevant NDC Products, including reference materials and physical samples.

2.6.3Budget.  Prior to commencement of the Technology Transfer activities, the Parties will agree upon a budget, which will not exceed the amounts set forth in Section 5.2.2.

Section 2.7Personal Information.

To the extent the conduct of the Collaboration requires the transfer of Personal Information (defined below), the provisions of this Section 2.7 will apply.  Each of the Parties will, and will cause its Affiliates and agents to, process and maintain all Personal Information it acquires under or in connection with this Agreement in compliance with all applicable data protection laws, including the data protection laws of the European Union, European Economic Area, Switzerland, the United States and various localities therein.  Each of the Parties acknowledges that the requirements under such data protection laws may exceed the requirements applicable to Proprietary Information set forth in Article VI.  Each of the Parties

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may, on reasonable prior notice, audit the other Party’s compliance with such data protection laws.  For this purpose, “Personal Information” means any information that can be used to identify, describe, locate or contact an individual, including

(a) name or initials;

(b) home or other physical address;

(c) telephone number;

(d) email address or online identifier associated with the individual;

(e) social security number or other similar government identifier;

(f) employment, financial or health information;

(g) information specific to an individual’s physical, physiological, mental, economic, racial, political, ethnic, ideological, cultural or social identity;

(h) photographs;

(i) dates relating to the individual (except years alone);

(j) financial account numbers;

(k) genetic material or information;

(l) business contact information; and

(m) any other information relating to an individual that, alone or in combination, with any of the above, can be used to identify an individual.

Article III

Intellectual Property Rights

Section 3.1Collaboration Intellectual Property.

3.1.1Generally.  Ownership of Collaboration Intellectual Property shall be defined in accordance with the rules of inventorship as practiced in the United States of America.  In the case of a non-patentable Collaboration Intellectual Property, ownership will be determined under such principles by treating such Collaboration Intellectual Property as if it were patentable.  Collaboration Intellectual Property created, conceived of, and/or reduced to practice solely by Novartis’ or its Affiliates’ employees or agents (“Novartis Sole Collaboration Intellectual Property”) will belong to and be assigned to Novartis.  Collaboration Intellectual Property created, conceived of, and/or reduced to practice solely by Cerulean’s or its Affiliates’ employees or agents (“Cerulean Sole Collaboration Intellectual Property”) will belong to and be assigned to Cerulean.  Collaboration Intellectual Property created, conceived of, and/or reduced to practice jointly by Novartis’ and Cerulean’s (and their respective Affiliates’) employees and agents (“Joint Collaboration Intellectual Property”) will be jointly owned. Subject to the exclusive rights granted in the Commercial Licenses set forth in this Agreement, and the payment obligations set forth in Article V, each Party may Practice and grant licenses to Joint

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Collaboration Intellectual Property without the consent of or any accounting to the other Party.  Each Party shall promptly disclose to the other Party in writing all Collaboration Intellectual Property (whether patentable or not) of which it becomes aware.

3.1.2	Limited Research Purpose Licenses.

(a) On a Program by Program basis, Cerulean hereby grants to Novartis and its Affiliates a worldwide, non-exclusive, royalty-free Research Purpose license to Practice Cerulean Background Intellectual Property and Cerulean Sole Collaboration Intellectual Property solely to the extent necessary to conduct Novartis’ activities with respect to the relevant Program pursuant to the Research Plans and to research and Develop (but not to conduct human clinical trials or Commercialize) any NDC Products arising from the Program.  Novartis and its Affiliates will have the right to grant sublicenses to the license described in this Section 3.1.2(a) to collaborators and service providers so long as such sublicenses include the same limitations as are imposed on Novartis in this Section 3.1.2(a) and are solely for the benefit of Novartis or its Affiliates.  The license described in this Section 3.1.2(a) shall terminate at the end of the Contingent Development Term.

(b)On a Program by Program basis Novartis hereby grants to Cerulean a worldwide, non-exclusive, royalty-free Research Purpose license to Practice Intellectual Property Controlled by Novartis relating to any Novartis API that is contributed by Novartis to the Collaboration, solely to the extent necessary to conduct Cerulean’s activities with respect to the relevant Program pursuant to the Research Plans and in all cases limited to Practice during the Research Term.  To the extent Novartis authorizes Cerulean to subcontract any of its obligations under this Agreement, Cerulean will have the right to grant sublicenses to the license described in this Section 3.1.2(b) to such subcontractors, so long as such sublicenses include the same limitations as are imposed on Cerulean in this Section 3.1.2(b) and are solely for the benefit of Cerulean.

Section 3.2Commercial License.

3.2.1Commercial Rights Grant.  On a Program-by-Program basis, Cerulean hereby grants to Novartis and its Affiliates a worldwide, perpetual, license (including the right to grant sublicenses as described below) to Practice the Cerulean Background Intellectual Property, Cerulean Sole Collaboration Intellectual Property, and Cerulean’s interest in any Joint Collaboration Intellectual Property as each relates to the applicable Designated Target (collectively, the “Exclusively Licensed Intellectual Property”) to research, Develop (including the conduct of clinical trials), and Commercialize NDC Products and Licensed Products directed to the Designated Target of the relevant Program, and to grant licenses and/or sublicenses to such rights to Third Parties without the consent of or any separate accounting to Cerulean (for each Program, a “Commercial License”); provided, however, Novartis and its Affiliates may Practice and grant licenses and/or sublicenses under the Commercial Licenses only if Novartis has delivered (or is deemed pursuant to Section 3.2.2 to have delivered) a Commercial License Practice Notice during the Contingent Development Term for the relevant Program and Cerulean has received the Commercial Rights Fee set forth in Section 5.3.  Novartis may grant sublicenses under the Commercial License without the consent of Cerulean; provided, however, that, on a Program-by-Program basis, Novartis will give written notice to Cerulean in advance of any

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exclusive sublicense to a Third Party of all or substantially all of the relevant Commercial License rights to such Program in the [**].  Novartis will ensure that any permitted sublicense is consistent with the terms of this Agreement and that Novartis remains responsible for any of sublicensee’s performance hereunder. Subject to all the limitations set forth in this Section 3.2, each Commercial License will be exclusive (including as to Cerulean) with respect to any Cerulean Background Intellectual Property and/or Collaboration Intellectual Property created, conceived of, and/or reduced to practice in such Program solely with respect to the relevant Designated Target, to research, Develop and Commercialize NDC Products and License Products directed to such Designated Target.  In all cases, and subject to all the limitations set forth in this Section 3.2, each Commercial License will include the right for Novartis, its Affiliates, and its and their licensees to research, Develop, and Commercialize NDC Products and Licensed Products directed to such Designated Target of the relevant Program.  For the avoidance of doubt, the Parties intend that the Commercial Licenses for each of the five Programs be deemed to have been granted as of the Effective Date (and/or as of such date that the relevant Designated Target is added to the Collaboration in accordance with Section 2.4.2) and such grant will constitute “intellectual property” under Section 365(n) of the U.S. Bankruptcy Code.

3.2.2Practice of Commercial Licenses. On a Program-by-Program basis, if Novartis intends (in its sole discretion) to Practice a Commercial License, it will (a) issue a written notice of such intention to Cerulean (a “Commercial License Practice Notice”), and (b) make the payment provided in Section 5.3.  If Novartis intends to Practice a Commercial License with respect to a Designated Target, the Commercial License Practice Notice must be delivered during the Contingent Development Term for the relevant Designated Target’s Program, provided however, notwithstanding the foregoing, if a Phase 1 Trial of an NDC Product for a Program is commenced during the Contingent Development Term for such Program and a Commercial License Practice Notice has not been previously delivered, the Commercial License Practice Notice will be deemed to have been delivered to Cerulean as of commencement of such Phase 1 Trial (regardless of any lack of notice delivery) and Novartis shall pay the Commercial Rights Fee set forth in Section 5.3.

3.2.3.Termination of Commercial License; Exclusivity.  On a Program-by-Program basis, if Novartis has not delivered (or been deemed to have delivered) the Commercial License Practice Notice as described in Section 3.2.2 for a Program during the Contingent Development Term for such Program, then (a) the Commercial License will terminate with respect to such Program, (b) Novartis’ and its Affiliates’ and licensees’ rights under Section 3.2.1 and Section 3.2.2 will terminate with respect to such Program, and (c) Cerulean’s exclusivity obligations under Section 3.4 with respect to the Designated Target of such Program will terminate. For the avoidance of doubt, the Commercial License and Cerulean’s exclusivity obligations under Section 3.4 may not, once terminated, be revived.  For the avoidance of doubt, nothing in this Section 3.2 is intended (a) to limit Novartis’ right to non-exclusively Practice and grant licenses to Novartis’ interest in Joint Inventions or exclusively (subject to Cerulean’s rights under Section 10.4.3(b)) Practice or grant licenses to Novartis Sole Collaboration Intellectual Property; or (b) to limit Cerulean’s right to non-exclusively Practice or grant licenses to Cerulean’s interest in Joint Inventions outside the scope of the relevant Designated Target or exclusively Practice or grant licenses to Cerulean Sole Collaboration Intellectual Property outside the scope of the

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relevant Designated Target or Cerulean Background Intellectual Property outside the scope of the relevant Designated Target.

Section 3.3Patent Prosecution and Maintenance; Enforcement.

3.3.1Patent Prosecution and Maintenance.

(a)Subject to Section 3.3.1(e), Novartis will have sole responsibility for (and will bear the cost of) preparing, filing, prosecuting, and maintaining any Patent Applications and resulting Patents claiming Novartis Sole Collaboration Intellectual Property, in its sole discretion.

(b)Cerulean will have sole responsibility for (and will bear the cost of) preparing, filing, prosecuting, and maintaining any Patent Applications and resulting Patents claiming Cerulean Sole Collaboration Intellectual Property, in its sole discretion.

(c)Subject to Section 3.3.1(e), if any Joint Collaboration Intellectual Property is created, the Parties will agree upon a Party (the “Joint Patent Lead”) to assume responsibility for the preparation, filing, and prosecution of Patent Applications and maintenance of resulting Patents claiming the relevant Joint Collaboration Intellectual Property (“Joint Patents”), using counsel that is reasonably acceptable to both of the Parties (it being agreed that in-house counsel shall be acceptable). The Joint Patent Lead will provide the other Party a reasonable opportunity to review and comment on any such patent application, correspondence, or filing with any patenting authority or agency, and will be provided with copies of all communications with external counsel (if any). The Parties shall bear the costs and expenses of all of these activities on a 50:50 basis.  For avoidance of doubt, a Joint Patent Lead will be designated for each Joint Invention to be patented, and each Party may act as Joint Patent Lead for one or more Joint Inventions.  If either Party elects to discontinue its financial support for the preparation, filing, or prosecution of a Patent Application claiming a Joint Collaboration Intellectual Property or the maintenance of an issued Joint Patent in one or more (or all) jurisdictions, that Party (the “Disclaiming Party”) will give prompt and timely notice (not less than [**] days) of that election (a “Discontinuation Notice”) to the other Party in sufficient time to permit the other Party to assume the prosecution and maintenance of such Patent Applications or Patents, and the other Party may, at its election, assume full financial responsibility for those costs and expenses in such jurisdictions.  If the other Party assumes full financial responsibility for those costs and expenses in those jurisdictions:

(i)the Disclaiming Party will promptly (not more than [**] days) assign its rights to the relevant Joint Patents to the other Party in those jurisdictions (for the avoidance of doubt, on a jurisdiction-by-jurisdiction basis, only where the Disclaiming Party has elected to cease its support), including the right to Practice such Patent Rights in such jurisdiction;

(ii)the Disclaiming Party will have no further right to review or comment on any relevant patent application, correspondence, or filing in such jurisdiction or to receive copies of communications with external counsel relevant to such jurisdiction; and

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(iii)if the Disclaiming Party is the Joint Patent Lead, responsibility for the subsequent preparation, filing, prosecuting and maintaining patent applications and patents in such jurisdiction will be transferred to the other Party as of the date of the assignment contemplated in Section 3.3.1(c)(i).

If the other Party does not assume responsibility for the continued prosecution and/or maintenance within [**] days after the Discontinuation Notice, the Disclaiming Party will have no further responsibility with respect to the prosecution or maintenance of the relevant Patent Applications or Patents.

(d)Cerulean will retain responsibility for (and shall bear the costs of) the preparation, filing, prosecution, and maintenance of any Patent Applications or resulting Patents included in the Cerulean Background Intellectual Property.

(e)If Novartis delivers to Cerulean (or is deemed pursuant to Section 3.2.2 to have delivered to Cerulean) a Commercial License Practice Notice, then with respect to any Joint Patents that are included in the relevant Exclusively Licensed Intellectual Property:

(i)Novartis will bear responsibility for the preparation, filing, and prosecution of the relevant Joint Patent applications and maintenance of resulting Joint Patents, at Novartis’ sole cost and expense;

(ii)Novartis will provide Cerulean a reasonable opportunity to review and comment on any such patent application, correspondence, or filing with any patenting authority or agency (and any such comments will be considered by Novartis in good faith), and Cerulean will be provided with copies of all communications with external counsel;

(iii)if Novartis elects to discontinue the preparation, filing, or prosecution of one or more Joint Patents applications or the maintenance of one or more such issued Joint Patents in one or more (or all) jurisdictions, Novartis will give prompt and timely notice (not less than [**] days) of that election to Cerulean in sufficient time to permit Cerulean to assume the prosecution and maintenance of such Patent applications or Joint Patents, and Cerulean may, at its election, assume full financial responsibility for those costs and expenses in such jurisdictions.  If Cerulean assumes full financial responsibility for those costs and expenses in those jurisdictions:

(1)Novartis’ will promptly assign its rights to the relevant Patent Applications or Patents (if any) to Cerulean in those jurisdictions (for the avoidance of doubt, on a jurisdiction-by-jurisdiction basis, only where Novartis has elected to cease its support), including the exclusive right to Practice such Patent Rights in such jurisdiction;

(2)any licenses under this Agreement to Novartis, including for the sake of clarity, the Limited Research Purpose License and the Commercial License, will terminate with respect to the relevant Patent

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Rights (for the avoidance of doubt, on a jurisdiction-by-jurisdiction basis, only where Novartis has elected to cease its support);

(3)Novartis will have no further right to review or comment on any relevant patent application, correspondence, or filing in such jurisdiction or to receive copies of communications relevant to such jurisdiction; and

(4)responsibility for the subsequent preparation, filing, prosecuting and maintaining patent applications and patents in such jurisdiction will be transferred to Cerulean as of the date of the assignment contemplated in Section 3.3.1(e)(i), to the extent Cerulean was not previously responsible for prosecution under Section 3.3.1(c).

If Cerulean does not assume responsibility for the continued prosecution or maintenance within [**] days after Novartis’ notice, Novartis will have no further responsibility with respect to the relevant Patent Applications or Patents.

(f)If Novartis delivers to Cerulean (or is deemed pursuant to Section 3.2.2 to have delivered) a Commercial License Practice Notice, then with respect to Patent Rights included in the relevant Exclusively Licensed Intellectual Property, Cerulean shall, at Novartis’ reasonable cost

(i)cooperate in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Exclusively Licensed Intellectual Property in any country and/or region where applicable; and

(ii)provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such in the name of Cerulean, if deemed appropriate by Novartis, and executing documents and providing any relevant information to Novartis.

Novartis shall, after first consulting with Cerulean and providing good faith consideration to Cerulean’s input, determine in its sole discretion which, if any, Exclusively Licensed Intellectual Property it will apply to extend.

3.3.2Patent Infringement Following Commercial License Practice Notice.  If Novartis delivers to Cerulean (or is deemed pursuant to Section 3.2.2 to have delivered to Cerulean) a Commercial License Practice Notice, then

(a)with respect to Patent Rights included in the relevant Exclusively Licensed Intellectual Property, each Party will promptly notify the other of any infringement by a Third Party of such Patent Rights of which it becomes aware, including any “patent certification” filed in the United States under 21 USC §355(b)(2) or 21 USC §355(j)(2) or similar provisions in other jurisdictions, and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity,

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unenforceability or non-infringement of any of such Patent Rights (collectively “Third Party Infringement”).

(b)Novartis will have the first right to bring and control any legal action in connection with Third Party Infringement relating to the Exclusively Licensed Patent Rights with respect to the relevant Designated Target, at its own expense as it reasonably determines appropriate, and Cerulean shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if such Third Party Infringement arises from a Third Party product that is directed to the relevant Designated Target but such Third Party product is not an actual or potential Generic Equivalent, then such legal action shall be subject to Cerulean’s prior written consent, not to be unreasonably withheld.  If Novartis fails to bring an action or proceeding with respect to, or to terminate, any such infringement of any Exclusively Licensed Patent Rights with respect to the relevant Designated Target (other than as a result of Cerulean’s failure to give consent as described above):

(i) within [**] days following the notice of alleged infringement; or

(ii) prior to [**] days before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first,

then Cerulean shall have the right, after first consulting with Novartis and providing good faith consideration to Novartis' reasons for not initiating any action, to bring and control any such action at its own expense and by counsel of its own choice, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies Cerulean in writing prior to [**] days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before the time limit, and Cerulean will not have the right to bring and control such action.

(c)At the request of Novartis, Cerulean shall provide assistance in connection therewith, including by executing reasonably appropriate documents, access to Cerulean’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(d)In connection with any such proceeding, Novartis shall not enter into any settlement admitting the invalidity of, or otherwise impairing Cerulean’s rights in, the Patent Rights included in the Exclusively Licensed Intellectual Property without the prior written consent of Cerulean, which will not be unreasonably withheld or delayed.

(e)Any recoveries resulting from such an action relating to a claim of Third Party Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith.

(i)If Novartis brought such action and the action relates to an actual or potential Third Party Generic Equivalent product, [**].

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(ii)If Novartis brought such action and the action relates to an actual or potential Third Party product directed to the Designated Target that is not an actual or potential Generic Equivalent, [**].

(iii)If Cerulean brought such action, [**].

3.3.3Patent Infringement Without Commercial License Practice Notice.  If Novartis has not delivered to Cerulean (or is deemed pursuant to Section 3.2.2 to have delivered) a Commercial License Practice Notice by the end of the Contingent Development Term, then with respect to Patent Rights included in the Collaboration Intellectual Property, the following provisions shall apply:

(a)each of the Parties shall have the right to enforce the relevant Collaboration Intellectual Property that is owned exclusively by it; and

(b)with respect to any relevant Joint Patent Rights, each Party will have the right to Practice and grant licenses to such Joint Patent Rights without the consent of or any accounting to the other Party.

Section 3.4Target Exclusivity.

On a Designated Target-by-Designated Target basis and other than pursuant to this Agreement, during the Research Term and the Contingent Development Term (if any) and for so long as the Commercial License is in effect for such Program, Cerulean will not (i) research or develop therapeutic, diagnostic, palliative, or prophylactic products directed to the relevant Designated Target, either by or for itself or in combination with a Third Party, or (ii) grant any Third Party a license or right to practice the Cerulean Background Intellectual Property, Cerulean Sole Collaboration Intellectual Property, or its interest in Joint Collaboration Intellectual Property with respect to the relevant Designated Target.

Section 3.5No Implied Licenses.

The licenses set forth in this Article III are limited in scope to those expressly set forth in this Agreement, and no implied license is intended to be created by this Agreement.

Article IV

DEVELOPMENT AND COMMERCIALIZATION

Section 4.1Development of Licensed Products.

4.1.1.Development; Commercially Reasonable Efforts. Novartis will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of any Licensed Products as it determines appropriate, in its sole discretion; provided, however, that (a) Novartis may not conduct human clinical trials of a NDC Product without issuing (or being deemed to have issued pursuant to Section 3.2.2) the Commercial License Practice Notice obligating it to make the payments set forth in Section 5.3 with respect to the relevant Program; and (b) if Novartis issues (or is deemed to have issued pursuant to Section 3.2.2) the Commercial License Practice Notice, then with respect to the relevant Program, Novartis will use

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Commercially Reasonable Efforts to research and Develop at least one Licensed Product directed to the Designated Target of such Program in, at least, the United States and Europe.

4.1.2Regulatory.

(a)Novartis will

(i)determine the regulatory plans and strategies for any Licensed Products;

(ii)make all Regulatory Filings with respect to the Licensed Products, either itself or through its Affiliates or sublicensees; and

(iii)be responsible for obtaining and maintaining Regulatory Approvals throughout the world in the name of Novartis or its Affiliates or sublicensees.

(b)Cerulean will reasonably cooperate with and provide assistance to Novartis in connection with filings to any Regulatory Authority relating to the Licensed Products, including by executing any required documents, providing access to personnel, and providing Novartis with copies of all reasonably required documentation, and will cause its vendors and service providers to transfer any such filings that are in their control.  To cooperate and assist pursuant to this Section, Cerulean will provide, at its expense, up to [**] hours of working time by Cerulean employees; Novartis will bear all reasonable costs and expenses associated with any additional hours required from Cerulean employees hereunder, as well as any reasonable costs associated with cooperation or assistance required from Cerulean’s vendors or service providers.  Cerulean will have the right to attend CMC-specific meetings with Regulatory Authorities, provided that this will not prevent the attendance of required Novartis personnel, as determined by Novartis, due to limitations on the number of attendees imposed by such Regulatory Authorities, and to provide comments (which will be reasonably considered by Novartis) on Regulatory Filings and other communications with Regulatory Authorities that are directly related to the Cerulean platform as implemented in a Licensed Product; and provided, further that any such activities conducted at Cerulean’s election (and not at Novartis’ request) shall be at Cerulean’s own cost and expense (and will not be counted toward the [**] hours of assistance described above).  Novartis will share any guidance received from Regulatory Authorities that specifically relates to the Cerulean platform.  Any information arising from such activities will be deemed to be the Proprietary Information of Novartis.

(c)To the extent necessary, Cerulean will grant or cause to be granted to Novartis and its Affiliates or sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Cerulean or its Affiliates with any Regulatory Authority.

(d)Novartis will have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with its standard policies.

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(e)When and as deemed necessary or appropriate by Novartis, the Parties will enter into a commercially reasonable pharmacovigilance agreement with respect to any Licensed Product being Developed by Novartis or its Affiliates.

4.1.3Compliance. In connection with any activities related to an NDC Product or a Licensed Product, each Party will

(a) comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and

(b)not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

Section 4.2Manufacturing and Commercialization.

4.2.1Manufacturing.  Novartis, its Affiliates, its or their designated sublicensees, or their Third Party service providers will be solely responsible for the manufacture and supply of the Licensed Products being Developed or Commercialized under this Agreement.

4.2.2Commercialization.  Novartis will be solely responsible for all aspects of Commercialization of the Licensed Product, including planning and implementation, distribution, booking of sales, pricing, and reimbursement and will use Commercially Reasonable Efforts with respect to all aspects of its Commercialization of Licensed Product.  If Novartis issues (or is deemed to have issued pursuant to Section 3.2.2) a Commercial License Practice Notice with respect to a Program, Novartis will use Commercially Reasonable Efforts to Commercialize at least one Licensed Product directed to the relevant Designated Target of such Program in, at least, the United States and Europe.  Novartis shall have the right to brand the Licensed Product using Novartis related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Product, which may vary by jurisdiction or within a jurisdiction, and (as may be required by Regulatory Authorities) will accurately and appropriately use Cerulean’s name, trademarks and trade names, as may be relevant in the product labels or inserts for such Licensed Product.  Novartis shall own all rights in such marks and register and maintain such marks in the countries and regions it determines reasonably necessary.

Article V

FINANCIAL PROVISIONS

Section 5.1Upfront; Annual Maintenance Fee; Fee for Commercial Rights.

5.1.1Upfront.  Novartis will make a payment of USD$5,000,000 within [**] days of receipt of an Invoice for the same, which will be issued upon the Effective Date.

5.1.2Annual Maintenance Fee.  On a Program-by-Program basis, and commencing on the expiry of the relevant Research Term (as may be extended pursuant to Section 2.1.2) for the relevant Program and on each anniversary thereafter during the Contingent Development Term, in consideration of Novartis retaining rights to the Commercial License and the exclusive rights set forth in Section 3.4 for the relevant Designated Target, Novartis will pay an annual

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license maintenance fee of $[**] for each such Program (the “Annual Maintenance Fee”). Novartis will give notice of its election to pay the initial Annual Maintenance Fee not later than [**] Business Days before the expiration of the relevant Research Term, and Cerulean will issue an Invoice to Novartis for the Annual Maintenance Fee upon receipt of such notice, and on each subsequent anniversary of receipt of such notice (unless the Annual Maintenance Fee is terminated prior to such date as described below).  Each Annual Maintenance Fee payment will be due not later than [**] days after receipt of the relevant Invoice. Novartis will have the right to terminate the Annual Maintenance Fee and the Contingent Development Term on a year-to-year basis by providing no less than ten Business Days’ written notice to Cerulean; provided, however, that once terminated, (a) the Limited Research Purposes Licenses under Section 3.1.2 with respect to such Program will terminate; (b) the Commercial License will terminate with respect to such Program (it being understood that the Commercial License could not be Practiced prior to the payment of the Commercial Rights Fee), (c) Novartis’ and its Affiliates’ and licensees’ rights under Section 3.2.1 and Section 3.2.2 will terminate with respect to such Program, and (d) Cerulean’s exclusivity obligations under Section 3.4 with respect to the Designated Target of such Program will terminate. For the avoidance of doubt, with respect to the relevant Program, the Annual Maintenance Fee, the Limited Research Purpose Licenses and the Commercial License may not, once each is terminated, be revived.  Further, for clarity, in the event that Novartis pays the Commercial Rights Fee with respect to a Designated Target, it will no longer be obligated to pay the Annual Maintenance Fee for the relevant Program.

Section 5.2FTE Payment; Technology Transfer.

5.2.1.FTE Payments.  Novartis will reimburse Cerulean at the FTE Rate for up to five FTEs engaged in Collaboration activities, as set forth in the Research Plans (including the extension of the Research Term for one or more of the Programs as contemplated by Section 2.1.2).  Reimbursement will be made once per Calendar Quarter, in arrears, within [**] days after receipt of an Invoice including a summary of the FTE activities in such Calendar Quarter. For the avoidance of doubt, the FTE Rate includes all [**].

5.2.2Technology Transfer Payments.  Novartis will pay Cerulean reasonable, mutually agreed upon costs associated with Technology Transfer, not to exceed USD$[**] for Poly-Tech Transfer and USD$[**] per NDC for Specific NDC Product Tech Transfer.  Payment will be made within [**] days after receipt of an Invoice for the same, which will be issued upon completion, to Novartis’ reasonable satisfaction, of the relevant Technology Transfer activities.

5.2.3Novartis Election for Additional Cerulean Collaboration Activities; No Further Payments.

(a)On a Program by Program basis, and after the Research Plan has been approved by the JSC, Novartis may request that Cerulean perform one or more of the research activities assigned to Novartis under the Research Plan.  For the avoidance of doubt, any such activities must be approved by both (i) the JSC (if the Research Term is still in effect) and (ii) Novartis, in writing detailing the activities and reimbursement commitment.  In such event, the Parties will discuss and agree on the additional FTE payments necessary for Cerulean to perform those additional research activities, and Novartis will pay all external costs and expenses, including all materials and reagents, associated with those additional activities.

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(b)Except with respect to these Novartis elections, no further payments of any kind will be payable by Novartis to Cerulean for Collaboration activities or any costs or expenses arising under the Collaboration.  For the avoidance of doubt, the Collaboration activities for which Cerulean is responsible under the Research Plans will not exceed what is covered by the applicable agreed upon budgets set forth in the applicable Research Plans (as each may be amended).

Section 5.3Fee for Commercial Rights.

On a Program by Program basis, and only once per Program, if Novartis delivers (or is deemed to have delivered pursuant to Section 3.2.2) a Commercial License Practice Notice, Cerulean shall submit to Novartis an Invoice for USD$7,000,000 (the “Commercial Rights Fee”).  Novartis will pay the Commercial Rights Fee within [**] days after delivery of that Invoice.

Section 5.4Development Milestones.

5.4.1Milestones.  On a Program-by-Program basis, the following one-time per Program payments set forth below (collectively, “Milestone Payments”) will accrue to Cerulean upon the achievement by Novartis, its Affiliates, or any of their sublicensees of the corresponding events (the “Milestones”) with respect to the first Licensed Product per Program that achieves such Milestone, it being understood that Milestones #3, 4 and 5 are only achievable if Novartis delivers (or is deemed to have delivered) a Commercial License Practice Notice for a Program:

#	Milestone	Milestone Payment
1.	[**]	USD $[**]
2.	[**]	USD $[**]
3.	[**]	USD $[**]
4.	[**]	USD $[**]
5.	[**]	USD $[**]

[**].

5.4.2Payments.  Novartis will provide Cerulean with written notice within [**] days after Novartis determines or is informed that the relevant Milestone has been achieved. Novartis will pay the corresponding Milestone Payment within [**] days after receipt of the Invoice.

5.4.3Skipped Milestones.  Milestones #1, 2, 3, and 4 are referred to as “Development Milestones”.  Milestone #5 is referred to as an “Approval Milestone”.  If a Development Milestone is skipped and not been paid for a specified Program but a subsequent Development Milestone is achieved for the same Program (whether by the same or a different Licensed Product), then all prior Development Milestones for such Program will be deemed achieved and will become payable at the time of achievement of the subsequent Development Milestone.  For example, if a [**].  If the Approval Milestone is met for a Licensed Product, then all of the Development Milestones will be deemed to have been achieved (if not previously achieved) and payable (if not previously paid) for such Program.

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5.4.4Limit on Milestones.  For the avoidance of doubt, each of the Development and Approval Milestones set forth above will not be payable more than once per Program.

Section 5.5Sales Milestones; Royalties.

5.5.1Sales Milestones.

(a)Novartis will make each of the following one-time payments (per Program) (“Sales Milestone Payments”) which shall become payable when worldwide Annual Net Sales of a Licensed Product in a given Calendar Year first meet the corresponding thresholds (each, a “Sales Milestone”).  For the avoidance of doubt, these amounts will not be aggregated between different Licensed Products and/or different Programs, and each Sales Milestone Payment will become payable for each Program based on the first achievement of the corresponding Sales Milestone by a Licensed Product in such Program.

#	Sales Milestone	Sales Milestone Payment
Worldwide Net Sales of a Licensed Product directed to a Designated Target in any Calendar Year during the Royalty Term
1.	… is at least USD $[**]	USD $[**]
2.	… is at least USD $[**]	USD $[**]
3.	… is at least USD $[**]	USD $[**]
4.	... is at least USD $[**]	USD $[**]

(b)Novartis will provide written notice to Cerulean of the achievement of each Sales Milestone together with the Sales & Royalty Report (described in Section 5.5.2(c)), and will make the corresponding Sales Milestone Payment within [**] days after the date of receipt by Novartis of an Invoice for the indicated amount.  For the avoidance of doubt, multiple Sales Milestones may be achieved and become payable in the same given Calendar Quarter and/or Calendar Year (e.g., if Net Sales are USD$[**] in a given Calendar Quarter, both Milestone #1 and Milestone #2 will be deemed to have been achieved and become payable at the same time).

(c)For the avoidance of doubt, the Sales Milestones set forth above will not be payable more than once per Program.

5.5.2Royalties.

(a)During the applicable Royalty Term, Novartis will make royalty payments to Cerulean on Net Sales of Licensed Products by Novartis, its Affiliates and sublicensees at the applicable marginal rates set forth below.

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Worldwide Net Sales of Licensed Product in any Calendar Year during the Royalty Term	Royalty Rate
Portion of annual worldwide Net Sales…
… between USD $0 to and including USD $[**]	[**]%
… between USD $[**] to and including USD $[**]	[**]%
… between USD $[**] to and including USD $[**]	[**]%
… in excess of USD $[**]	[**]%

For example, if Net Sales in a calendar year are $[**], the royalty on such Net Sales will be equal to [**].

(b) Term of Royalties.  Royalties will be payable on a Licensed Product-by-Licensed Product basis during the Royalty Term.  For the avoidance of doubt, royalties will be payable only once with respect to the same unit of Licensed Product.

(c)Reporting.  Within [**] days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Novartis will provide to Cerulean a Sales & Royalty Report.  Cerulean will submit an Invoice to Novartis with respect to the royalty amount shown therein.  Novartis will pay such royalty amount within [**] days after receipt of the Invoice.

Section 5.5.3Patent Loss; Loss of Market Exclusivity.  For any period during the Royalty Term in which

(a)the manufacture, use, offer for sale, sale and importation of a Licensed Product in any jurisdiction is not covered by a Valid Claim of Patent Rights included in the Exclusively Licensed Intellectual Property; or

(b)a Loss of Market Exclusivity exists with respect to such Licensed Product in any jurisdiction in a Calendar Year,

then the royalty payable to Cerulean applicable to Net Sales of such Licensed Product in such jurisdiction during such period will be equal to [**]% of the amounts otherwise due as set forth in Section 5.5.2.

Section 5.6Third Party Intellectual Property; Set Off.

5.6.1Existing Intellectual Property.  To the extent the Cerulean Background Intellectual Property includes Intellectual Property Rights licensed to Cerulean from a Third Party (e.g., from Caltech), Cerulean shall be responsible for any and all payments (including annual fees, milestones, and royalties) arising from Novartis’ Practice of such Cerulean Background Intellectual Property as contemplated by this Agreement.

5.6.2Dominating Intellectual Property Covering the Cerulean Background Intellectual Property.  If Novartis determines that licenses or other rights to Patent Rights owned or controlled by a Third Party are necessary to exercise the licenses granted by Cerulean to Cerulean Background Intellectual Property under this Agreement, and but for such rights, Novartis would be unable to Practice the inventions encompassed within the licenses granted by Cerulean to Cerulean Background Intellectual Property under this Agreement, and such license is necessary to make, use or sell nanoparticles comprised of a cyclodextrin polymer conjugated to an API, then Novartis will have the right to negotiate and acquire such rights through a license or

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otherwise on commercially reasonable terms, and to deduct [**] paid (including milestone payments and royalties) by Novartis to such Third Party for such rights from amounts payable to Cerulean pursuant to this Article V.  In no event shall such deductions be greater than the aggregate amount of milestones and royalties payable to Cerulean under this Agreement on a going forward basis.  Novartis will provide Cerulean with prior notice of the negotiations and the opportunity to comment thereon (such comments to be considered by Novartis in good faith).  Cerulean will reasonably cooperate with Novartis to acquire such rights.  To be subject to the set off in this Section 5.6.2, any upfront, milestone, royalty and/or other license payments that Novartis agrees to pay a Third Party in order to acquire rights to Cerulean Background Intellectual Property must be clearly allocated to the Cerulean Background Intellectual Property and a Licensed Product, and any payments attributable to any other Intellectual Property Rights (i.e., for Practice other than with respect to a Licensed Product or other than with respect to the relevant Cerulean Background Intellectual Property) will not be included in the deductions permitted by this Section 5.6.2.

5.6.3Other Necessary or Useful Intellectual Property. If Novartis determines that licenses or other rights to Patent Rights owned or controlled by a Third Party are necessary or useful to research, Develop, or Commercialize a Licensed Product (other than Intellectual Property Rights relating to API or its use, other Intellectual Property Rights contributed by Novartis to the Collaboration, or Intellectual Property Rights described in Section 5.6.2), Novartis will be entitled to deduct [**]% of the allocated (in accordance with the last sentence of this Section) amounts paid by Novartis for milestone payments, royalties, or other licenses to such Third Party against royalties payable to Cerulean pursuant to this Article V; provided, however that such deductions may not reduce royalties payable to Cerulean pursuant to Section 5.5.2 below [**]% of otherwise applicable royalties.  To be subject to the set off in this Section 5.6.3, any upfront, milestone, royalty and/or other license payments that Novartis agrees to pay a Third Party in order to acquire rights to the relevant Intellectual Property Rights must be clearly allocated to the relevant Licensed Product and any payments attributable to any other Intellectual Property Rights (i.e., for Practice other than with respect to a Licensed Product) will not be included in the deductions permitted by this Section 5.6.3.

Section 5.7Payments.

5.7.1Generally.  All payments from Novartis to Cerulean will be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by Cerulean in this Agreement or in writing to Novartis.  Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.  Unless otherwise specified in this Agreement all payments will be made against an Invoice and the payment terms are [**] days.

5.7.2Currency. All payments under this Agreement shall be made in U.S. Dollars.  Any sales incurred in a currency other than US Dollars shall be converted to the U.S. Dollar equivalent using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars.

5.7.3Taxes.  Each Party will be solely responsible for its own tax obligations hereunder.  If any taxes are required by Applicable Law to be withheld by Novartis from payments due to Cerulean hereunder, Novartis will:

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(a)deduct such taxes from the payment made to Cerulean;

(b)timely pay the taxes to the proper taxing authority;

(c)send proof of payment to Cerulean; and

(d) reasonably assist Cerulean in its efforts to obtain a credit for such tax payment.

Each Party will reasonably assist the other Party in lawfully claiming exemptions from and minimizing such deductions or withholdings under double taxation laws or similar circumstances.

Section 5.8Recordkeeping and Audit Rights.

5.8.1Recordkeeping.  Each party will keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including with respect to Novartis and its Affiliates in relation to Net Sales and royalties.   Each party will keep such books and records for at least the current Calendar Year and [**] most recently ended years following the Calendar Quarter to which they pertain.

5.8.2Audit Rights.

(a)Cerulean may, upon written notice to Novartis, appoint an internationally recognized independent certified accounting firm possessing experience and expertise in the Accounting Standards (which is reasonably acceptable to Novartis) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of Novartis and its Affiliates to verify the accuracy of any Sales & Royalty Report.  Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Novartis by which the Auditor will keep confidential all information reviewed during such audit.  The Auditor will have the right to disclose to Cerulean its conclusions regarding any payments owed under this Agreement.

(b)Novartis and its Affiliates will make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Cerulean.  The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports.  Such inspection right will not be exercised more than [**] in any Calendar Year and not more frequently than [**] with respect to records covering any specific period of time.  In addition, Cerulean will only be entitled to audit the relevant books and records of Novartis and its Affiliates relating to a Sales & Royalty Report for a period covering the then-current Calendar Year and the [**] most recently completed Calendar Years after receipt of the applicable Sales & Royalty Report.  Cerulean will hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

(c)The Auditor will provide its audit report and basis for any determination to Novartis at the time such report is provided to Cerulean, before it is considered final. Novartis will have the right to request a further determination by such Auditor as to

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matters which Novartis disputes within [**] days following receipt of such report. Novartis will provide Cerulean and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [**] days after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved will be resolved in accordance with the dispute resolution procedures contained in Article IX.

(d)If the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount will be settled promptly.

(e)Cerulean will pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than [**]% of the amount paid, Novartis will pay for such audit and expenses.

Section 5.9No Projections.

The Parties acknowledge that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Licensed Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Cerulean in the event such Milestones or Net Sales levels are achieved.  NEITHER CERULEAN NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

ARTICLE VI

CONFIDENTIALITY; PUBLICATIONS; PUBLICITY

Section 6.1Obligation of Confidentiality.

6.1.1Generally.  Subject to the other provisions of this Article VI, all Proprietary Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party.  The recipient Party may only use the Proprietary Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement.  Subject to the other provisions of this Article VI, each Party will hold as confidential such Proprietary Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but in no event will such Party use less than reasonable care.  Subject to the other provisions of this Article VI, a recipient Party may only disclose Proprietary Information of the other Party to employees, agents, contractors, consultants, and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement, if and only if

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such Persons are bound to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement.

6.1.2Exceptions.  The obligations under this Section 6.1 will not apply to any Proprietary Information to the extent the recipient Party can demonstrate by competent evidence that such Proprietary Information:

(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is, to the receiving Party’s knowledge, entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Proprietary Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Proprietary Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Proprietary Information is embraced by more general information in the public domain or in the possession of the recipient Party.  Further, any combination of Proprietary Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Proprietary Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

6.1.3Authorized Disclosures.

(a)In addition to disclosures allowed under Section 6.1.1 and 6.1.2, either Party may disclose Proprietary Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances:

(i)filing or prosecuting Patent Rights as permitted by this Agreement;

(ii) in connection with Regulatory Filings for Licensed Products;

(iii) prosecuting or defending litigation as permitted by this Agreement; or

(iv)complying with applicable court orders or governmental regulations.

(b)In addition, Novartis and its Affiliates and sublicensees may disclose Proprietary Information of Cerulean to Third Parties as may be necessary in connection with the Development, manufacture or Commercialization of Licensed Products as

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contemplated by this Agreement, including in connection with subcontracting transactions.

6.1.4Required Disclosures.  If the recipient Party is required to disclose Proprietary Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party

(a)informs the disclosing Party as soon as reasonably practicable of the required disclosure;

(b)limits the disclosure to the required purpose; and

(c)at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

6.1.5Return of Proprietary Information.  Upon early termination of this Agreement for any reason, each Party and its Affiliates will immediately return to the other Party or destroy any Proprietary Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

Section 6.2Publicity.

6.2.1Trademarks.  Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.

6.2.2Press Releases.  Neither Party will issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party; provided, however, that, for the avoidance of doubt, until the commencement of a Phase 3 Trial with respect to a Licensed Product, Novartis will use reasonable efforts to give Cerulean prior notice and a copy of any press releases or other public statements made in connection with the Development and Commercialization of the Licensed Product under this Agreement, and will consider Cerulean’s comments in good faith.  Notwithstanding the foregoing, the Parties acknowledge and agree that Cerulean will issue a press release upon execution of this Agreement.  Cerulean will provide a draft of such press release to Novartis for its prompt review and approval.  Such press release will (a) be solely issued by Cerulean (i.e., will not be a joint press release), (b) not include Novartis’ name in the title of the release, or (c) will not include quotes from Novartis personnel.

6.2.3Duties of Disclosure.  Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange.  If a disclosure is required by law, governmental regulation, or the rules of any recognized stock exchange, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure.  If reasonably requested by the other Party, the Party subject to such obligation will use reasonable efforts to obtain an order protecting, to the maximum extent possible, the confidentiality of any provisions of this Agreement requested by the other Party to

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be redacted therefrom.  If the Parties are unable to agree on the form or content of any required disclosure, such disclosure will be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel.  Without limiting the foregoing, each Party will consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Cerulean or Novartis with the U.S. Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1Representations and Warranties.

7.1.1Representations and Warranties by Each Party.  Each Party represents and warrants to the other as of the Effective Date that:

(a)it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e)the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not

(i) conflict with or result in a breach of any provision of its organizational documents;

(ii) result in a breach of any agreement to which it is a party; or

(iii) violate any law;

(f)each Party has obtained or will (prior to commencement of activities relating to the Collaboration) obtain contractual obligations to effect assignments of all Intellectual Property Rights from all individuals who may participate in the Collaboration on behalf of such Party, including employees of such Party and employees and agents of Affiliates of such Party, and will obtain similar obligations to effect assignments of Intellectual Property Rights from any third party service providers that Cerulean engages for purposes of the Programs prior to commencement of such activities (collectively, the

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“Researchers”), such that all such Intellectual Property Rights will be assigned to the respective Parties or their Affiliates as contemplated by Section 3.1;

(g)such Party’s Researchers are subject to a legally binding obligation to maintain the confidentiality of Proprietary Information of such Party and such Party’s collaborators (i.e., the other Party) that is no less restrictive than the provisions of Article VI;

(h)neither Party, nor to its knowledge, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Product has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. §335a); and

(i)to the knowledge of such Party, no Person on any of the FDA clinical investigator enforcement lists (including the Disqualified/Totally Restricted List, Restricted List, and Adequate Assurances List) will participate in the performance of any activities hereunder.

7.2Representations and Warranties by Cerulean.  Cerulean represents and warrants to Novartis as of the Effective Date that:

(a)Cerulean has the right to grant to Novartis the licenses under the Cerulean Background Intellectual Property that it purports to grant hereunder;

(b)Cerulean has not granted any Third Party rights to the Cerulean Background Intellectual Property that would conflict with or interfere with Novartis’ licenses hereunder or rights to Develop or Commercialize Licensed Products;

(c)to the knowledge of Cerulean,

(i)any issued Patents included in the Cerulean Background Intellectual Property are valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened; and

(ii)Cerulean has filed and prosecuted any Patent Applications included in the Cerulean Background Intellectual Property in good faith and complied with all duties of candor with respect thereto;

(iii)all application, registration, maintenance and renewal fees with respect to any Patent Applications included in the Cerulean Background Intellectual Property as of the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the issued Patents included in the Cerulean Background Intellectual Property;

(iv)the Cerulean Background Intellectual Property does not infringe or misappropriate any Third Party’s intellectual property rights; and

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(v)Cerulean has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Cerulean Background Intellectual Property, nor have any such proceedings been threatened by Cerulean, nor does Cerulean know of any valid basis for any such proceedings.

7.3Covenants of each of the Parties.  Each of the Parties covenants that:

(a)it will not grant any interest to Intellectual Property Rights to any Third Party that is inconsistent with the terms and conditions of this Agreement; and

(b)if, at any time after execution of this Agreement, the Party becomes aware that it or any employee, agent or subcontractor of it or its Affiliates who participated, or is participating, in the performance of any activities contemplated by this Agreement is on the FDA Debarment List, that Party will provide written notice of this to the other Party within two Business Days of its becoming aware of this fact.

7.4Covenants of Cerulean.  Cerulean covenants that:

(a)it will use the FTE funding provided by Novartis in accordance with Article 2 and Article 5 hereof;

(b)[**]; and

(c)[**].

7.5No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE VII,

(a)NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR CERULEAN; AND

(b)ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE

ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

ARTICLE VIII
INDEMNIFICATION; REMEDIES

Section 8.1Indemnification by Cerulean.

Cerulean will indemnify, defend, and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)the negligence or willful misconduct of Cerulean or any of its Affiliates; or

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(b)the breach of any of the covenants, warranties or representations made by Cerulean to Novartis under this Agreement;

provided, however, that Cerulean will not be obliged to so indemnify, defend, and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify Cerulean Indemnitees pursuant to Section 8.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

Section 8.2Indemnification by Novartis.

Novartis will indemnify, defend and hold Cerulean, its Affiliates, and their respective officers, directors and employees (“Cerulean Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Collaboration or the Development or Commercialization of a Licensed Product;

(b)the negligence or willful misconduct of Novartis or any of its Affiliates; or

(c)the breach of any of the covenants, warranties, or representations made by Novartis to Cerulean under this Agreement;

provided, however, that Novartis will not be obliged to so indemnify, defend, and hold harmless the Cerulean Indemnitees for any Claims for which Cerulean has an obligation to indemnify Novartis Indemnitees pursuant to Section 8.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Cerulean or the Cerulean Indemnitee.

Section 8.3Indemnification Procedure.

8.3.1Coordination.  For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Cerulean Indemnitee will be made solely by Novartis or Cerulean, respectively.

8.3.2Notification.  A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.  The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time).  Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

8.3.3Right to Assume Defense.  The Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [**] days after receipt of the

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Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 8.3.4 will govern.  The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.  In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim.  If the Indemnifying Party does not give written notice to the Indemnified Party, within [**] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 8.3.5 will govern.

8.3.4Assumption of Defense.  Upon assumption of the defense of a Claim by the Indemnifying Party:

(a)the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim;

(b)the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party;

(c) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and

(d)the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), agree to a settlement of any Claim which (i) could impair a Party’s ability, right or obligation to perform its obligations under this Agreement; (ii) with respect to a Claim for which Cerulean is the Indemnified Party, could impair Cerulean’s ability or right to research, develop or commercialize any product using Cerulean Background Intellectual Property; (iii) could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; or (iv) admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party; provided, however, that for the avoidance of doubt, settlements involving only the payment of money by the Indemnifying Party will not constitute settlements that invoke clauses (i) through (iv).

The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense.  In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and

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agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

8.3.5No Assumption of Defense.  If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 8.3.3 or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate.  In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.  If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

Section 8.4Mitigation of Loss.

Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article VIII.  Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 8.5Special, Indirect and Other Losses.

NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE VIII; (B) ARISE FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (C) RELATE TO THE MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION IN VIOLATION OF ARTICLE VI.

Section 8.6No Exclusion.

Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

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ARTICLE IX
DISPUTE RESOLUTION

Section 9.1Informal.

In the event of a dispute under this Agreement for which resolution is not expressly provided in this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution.  If the Alliance Managers are unable to resolve such a dispute within [**] days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or such other individuals as may be mutually agreed upon by the Senior Officers), who will attempt in good faith to resolve such dispute.  If the Senior Officers cannot resolve such dispute within [**] days of the matter being referred to them, either Party will be free to initiate the arbitration proceedings outlined in Section 9.2 below.

Section 9.2Arbitration.

9.2.1Invoking Arbitration.  All unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, will be resolved by final and binding arbitration.  Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party.

9.2.2Process of Arbitration.  Arbitration will be held in New York, New York, USA, according to the commercial rules of the International Chamber of Commerce (“ICC”).  The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party will within [**] days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within [**] days, select a third arbitrator as the chairman of the arbitration panel.  Each arbitrator will have significant experience in the biotechnology business.  If the two initial arbitrators are unable to select a third arbitrator within such [**] day period, the third arbitrator will be appointed in accordance with ICC rules.

9.2.3Arbitration Hearing and Award.  The arbitrators will render their opinion within [**] days of the final arbitration hearing.  No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages under this Agreement and such award is expressly prohibited.  Decisions of the panel of arbitrators will be final and binding on the Parties.  Judgment on the award so rendered may be entered in any court of competent jurisdiction.  The Parties intend that each award rendered by the arbitration hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).

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ARTICLE X
TERM; RIGHT TO TERMINATE; EFFECT OF TERMINATION OR EXPIRATION

Section 10.1Term; Expiration.

The term of this Agreement (the “Agreement Term”) will commence upon the Effective Date and expire on the later of

(a) the expiry of the last to expire Royalty Term, if Novartis has delivered (or is deemed pursuant to Section 3.2.2 to have delivered) a Commercial License Practice Notice to Cerulean; or

(b)the expiry of the last to expire Contingent Development Term, if Novartis does not deliver (and is not deemed pursuant to Section 3.2.2 to have delivered) a Commercial License Practice Notice with respect to any Program during any Contingent Development Term.

Section 10.2Termination for Cause or Insolvency.

10.2.1Material Breach.

(a)If either Novartis or Cerulean is in material breach of any material obligation hereunder (a “Breaching Party”), the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within 60 days after such notice, the non-breaching Party will have the right thereafter to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such 60 day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party will have such additional period, not to exceed an additional 60 days, as is reasonable in the circumstances to cure such breach.  Notwithstanding any of the foregoing, if the breach relates to the non-payment of monies owed to Cerulean pursuant to Article V, such breach shall constitute a material breach hereunder and the notice and cure period for such material breach shall be no longer than 30 days.

(b)In the event that arbitration is commenced with respect to any alleged breach hereunder pursuant to Section 9.2, no purported termination of this Agreement pursuant to this Section 10.2.1 will take effect until the resolution of such arbitration.

(c)Any termination by any Party under this Section and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

10.2.2Failure to Advance Programs.  If Cerulean fails to achieve material obligations in one or more Program(s) as a result of the loss of key Cerulean scientific personnel, then Novartis may terminate the relevant Research Terms by giving 90 days’ written notice to Cerulean, and unless Cerulean identifies and employs replacement personnel as necessary to complete the tasks assigned to Cerulean in the relevant Research Plan(s) within such 90 day period, the relevant Research Terms will expire at the end of such 90 day period.

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10.2.3Insolvency; Bankruptcy.

(a)Either Cerulean or Novartis may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party unless, within ninety (90) days following the commencement of the Insolvency Event, such other Party elects to continue to perform all of its obligations under this Agreement and obtains any requisite court approval for such election.

(b)The Parties acknowledge that this Agreement (in particular Sections 3.1 and Section 3.2) constitutes an executory contract under Section 365 of the Bankruptcy Code for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country.  The Parties further acknowledge that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including Section 365(n) of  the Bankruptcy Code, and any similar laws in any other country.  The Parties intend that all payments under this Agreement constitute “royalties” within the meaning of Section 365(n) of the Bankruptcy Code, even if such amounts are described as “fees”, “Development Milestones”, “Approval Milestones”, or “Sales Milestones”.  Nothing in this Agreement limits Novartis’ rights under Section 365(n) of the Bankruptcy Code or its analogue elsewhere in the world.  Novartis is not in this Agreement making any election under Section 365(n) of the Bankruptcy Code, and any such election must be made with specific reference to Section 365(n) of the Bankruptcy Code (e.g., no such election may be inferred from Novartis’ activities or communications to the extent they do not specifically reference Section 365(n)).  In the event of the commencement of a bankruptcy proceeding by or against Cerulean under the Bankruptcy Code or any similar laws in any other country, Novartis will be entitled to [**], will be promptly delivered to it

(i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Cerulean elects to continue to perform all of its obligations under this Agreement and obtains any requisite court approval for such election, or

(ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Cerulean upon written request therefor by Novartis.

(c)In the event of an Insolvency Event in relation to Cerulean, Novartis, in addition to the rights, power and remedies expressly provided herein, will be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Bankruptcy Code).  The Parties intend the following Novartis rights to extend to the maximum extent permitted by Applicable Law, including, without limitation, for purposes of the Bankruptcy Code:

[**].

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(d)In addition to the rights described in this Section 10.2.3(c), to the maximum extent permitted by Applicable Law, if an Insolvency Event occurs in relation to Cerulean:

[**].

Section 10.3Termination by Novartis Without Cause; Change of Control.

10.3.1Termination by Novartis Without Cause.  Novartis shall have the right to terminate, without cause, this Agreement

(a) in its entirety or on a Program by Program basis on 90 days’ notice (during the Research Term); provided, however, that no such termination will be effective prior to the first anniversary of the Effective Date;

(b) in its entirety or on a Program by Program basis on 60 days’ notice (after the Research Term but during the Contingent Development Term), and

(c) if the Commercial License Practice Notice is delivered (or deemed to be delivered pursuant to Section 3.2.2), in its entirety, or a Program by Program basis, or on a country by country basis, on 30 days’ notice.

10.3.2Termination for Change of Control; Confirmation of Continued Work.  Within ninety (90) days of Novartis’ receipt of notice of a Change of Control of Cerulean, Novartis may terminate the Research Term and one or more Programs (and any associated FTE payments) by written notice to Cerulean.  Novartis will alternatively have the right to condition continued Collaboration activities on the receipt of assurances (which must be acceptable to Novartis in its sole discretion) of the maintenance of confidentiality and non-use of its Proprietary Information and information arising from the Collaboration.  Cerulean confirms that no Change of Control will otherwise alter or amend Novartis’ rights to Intellectual Property Rights created, conceived of, and/or reduced to practice in the Collaboration.

Section 10.4Effect of Expiration or Termination.

10.4.1Expiry of the Agreement by its Terms.  If this Agreement expires pursuant to Section 10.1, the provisions of Sections 1, 2.5, 2.7, 3.1, 3.3, 3.5, and Articles IV, V, VII, VIII, IX, X, and XI will survive such expiration indefinitely, and the provisions of Article VI (Confidentiality) will survive such expiration for a period of [**] years for Proprietary Information other than trade secrets and will survive indefinitely with respect to trade secrets.  Following the expiration of the Royalty Term as to a Licensed Product in a country (but not following an earlier termination), on a Licensed Product-by-Licensed Product and country-by-country basis, Novartis’ licenses under this Agreement with respect to such Licensed Product will continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.

10.4.2Effects of Termination by Novartis for Cause or Termination Due to Change of Control.  Upon termination of this Agreement by Novartis pursuant to Section 10.2.1, Section 10.2.2, or Section 10.3.2:

(a)the Research Term will be deemed to have expired;

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(b) Section 3.1.2(a), Section 3.2, and Section 3.4 shall continue in full force and effect;

(c)Novartis’ payment obligations pursuant to Article V will survive with respect to the Commercial Rights Fee, Annual Maintenance Fee, Milestones, Sales Milestones and Royalties; and

(d)the license to Cerulean pursuant to Section 3.1.2(b) shall terminate.

10.4.3Effects of Termination by Cerulean for Cause or by Novartis Without Cause.  Upon termination of this Agreement by Cerulean pursuant to Section 10.2.1 or by Novartis pursuant to Section 10.3.1, then:

(a) Section 3.1.2, Section 3.2, and Section 3.4 shall terminate; provided, however, that if Novartis terminates this Agreement pursuant to Section 10.3.1 on a Program-by-Program basis, only the licenses under Section 3.1.2 and Section 3.2 and the restrictions in Section 3.4 relevant to the terminated Program shall terminate; and

(b)on a Program-by-Program basis, Novartis will grant a worldwide, fully paid, perpetual and royalty-free, non-exclusive license to any Patent Rights included in the Novartis Sole Collaboration Intellectual Property that are generated in the relevant Program(s) during the relevant Research Terms.  For the avoidance of doubt, this license will not extend to any Patent Rights claiming Novartis API (or its use).

Section 10.5Survival of Accrued Obligations.

For the avoidance of doubt, termination or expiry of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination.

Section 10.6Termination Not Sole Remedy.

Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.  All rights, powers and remedies of the Parties provided for in this Article X are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Bankruptcy Code and any similar laws in any other country).

ARTICLE XI
GENERAL PROVISIONS

Section 11.1Assignment.

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that

(a)Novartis may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or

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(b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates;

(c)prior to the payment of the Commercial Rights Fee, Novartis may assign its rights under this Agreement with Cerulean’s consent, which will not be unreasonably withheld; and

(d)after payment of the Commercial Rights Fee, Novartis will have the right to assign its rights relating to the relevant Program to a Qualified Commercial Entity without Cerulean’s consent or to another Third Party that is not a Qualified Commercial Entity with Cerulean’s consent, not to be unreasonably withheld or delayed.

Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.2Extension to Affiliates.

Novartis will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis.  Novartis will remain liable for any acts or omissions of its Affiliates.

Section 11.3Severability.

Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

Section 11.4Governing Law and Jurisdiction.

This Agreement will be governed by and construed under the laws of the State of New York, United States of America, without giving effect to the conflicts of laws provision thereof.  The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

Section 11.5Waivers and Amendments.

The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

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Section 11.6Relationship of the Parties; Fair Market Value.

Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Cerulean and Novartis, or to constitute one as the agent of the other.  Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.  The Parties acknowledge that, as of the Effective Date, the payments contemplated by this Agreement were negotiated on an arm’s-length basis and constitute a fair market valuation of the relevant Intellectual Property Rights, and the various Milestones, Sales Milestones, Royalties, and Annual Maintenance Fees were determined through an arm’s-length negotiation.

Section 11.7Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: delivered by hand (with written confirmation of receipt), or when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Cerulean:

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451 USA

Attn: Chief Executive Officer

With a copy to: General Counsel

If to Novartis:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn:  General Counsel

Section 11.8Further Assurances.

Novartis and Cerulean will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

Section 11.9Compliance with Law.

Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws.  No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

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Section 11.10No Third Party Beneficiary Rights.

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

Section 11.11Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

Section 11.12Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.  In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement will prevail.

Section 11.13Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 11.14Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

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Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Research Collaboration Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Novartis Institutes for BioMedical Research, Inc.	Cerulean Pharma Inc.

/s/ Christian Klee	/s/ Christopher D. T. Guiffre
Signature	Signature

Christian Klee	Christopher D. T. Guiffre
Printed Name	Printed Name

Vice President & Chief Financial Officer	President & Chief Executive Officer
Title	Title

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Exhibit A - 1

[Form of Invoice]

Sample Invoice to Novartis

[COMPANY] LOGO	contact person position	[Company] name address Tel +1xxxx Fax +1xxxx E-mail: xxxx

Novartis Institutes for BioMedical Research, Inc. Accounts Payable Attn: Head of Operations, [DA/FA] PO Box 5990 Portland, OR 97228-5990	INVOICE Invoice number: XX

Or:  email:  [**]

Date

[Payment specifics, including specific milestones or deliverables]

Total Payable(currency) xxxxxxx

Bank Wire information:

Bank Name: XX

Account No.:XX

ABA#:XX

SWIFT CODE:XX

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Exhibit A – 2

Sender's Logo		INVOICE

Street
Town, Country		INVOICE DATE:
Phone and Fax Nr.		INVOICE No.: XXXX

Bill To:	For:
(INSERT PROPER NOVARTIS ENTITY)
Novartis Pharma AG	Product X Royalties 1st Quarter 201___
Zentraler Faktureneingang	(or Milestone for event Y)
Att. Mr. XXXX
Postfach
CH-4002 Basel, Switzerland
(Or NIBR address during Research phase)

DESCRIPTION		AMOUNT (USD)
Product X royalties [January - March] 201__ calculated based on Novartis provided sales & royalties report (see attached worksheet)		US$ 000'000.00

(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated ……)

Novartis Contract Code

Please specify the event for which the invoice is due, and add any copies of invoices from third parties in case reimbursement for third party work is agreed to

Please remit by wire transfer within 60 days to:
Receiving Bank -
Swift Code - ……...
IBAN Number - ……..
Credit Account - ……...
Beneficiary -

	TOTAL	000'000,00
If you have any questions concerning this invoice, contact …………
or e-mail to ……..
or e-mail to ……..
VAT -Reg. No. Xxxxxxxxxx (if partner has one)

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